EXHIBIT 99.A9



                                 Exhibit (5)(j)
                     Form of Adjustable Term Insurance Rider

                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                                (A STOCK COMPANY)

                           Home Office: Columbus, Ohio
                   Administrative Office: Clearwater, Florida

                         ADJUSTABLE TERM INSURANCE RIDER

================================================================================

IN THIS RIDER the Insured, for a Single Life Policy, will be the Insured shown on the Policy Schedule Page of the Policy to which this Rider is attached. The Insured for a Joint Last Survivor Policy will be the Surviving Insured of the Joint Insureds shown on the Policy Schedule Page of the policy to which this Rider is attached. The Insured will be referred to as YOU or YOUR. Western Reserve Life Assurance Co. of Ohio will be referred to as WE, OUR or US.

================================================================================

BENEFIT Upon Our receipt of due proof that Your death occurred while this Rider was in force, We will determine the death benefit payable under this Rider as described below.

                                 The amount of the death benefit payable under this Rider will be equal to:

                                 (a) the Target Death Benefit as shown on the Target Death Benefit page attached to the Policy; increased by
                                 (b)  the Face Amount of any Primary Insured
                                      Rider Plus or Joint Insured Rider which
                                      terminated due only to Your attainment of the age specified in the Termination provision of the Rider; reduced by
                                 (c) the excess of the Death Benefit as defined in the Death Benefit Provisions of the Policy over the Policy's then current Specified Amount, if the Death Benefit was required to be determined in accordance with the Limitation Percentage provision of the Policy.

                                 Notwithstanding the above, the amount of the death benefit payable under this Rider will not be less than zero.

INCONTESTABILITY                 This Rider shall be incontestable after it has
                                 been in force while You are still alive, for two years after the effective date of this Rider.

                                 If the Policy is reinstated, a new two year contestability period (apart from any remaining contestability period) shall apply to this Rider and shall be measured from the date of application for reinstatement, and will only apply to statements made in the application for reinstatement.

SUICIDE If this Rider is issued on the same date as the Policy, the Suicide Provision of the Policy is applicable to this Rider. If this Rider is issued after the Policy and if You die by suicide, while sane or insane, within two years after the effective date of this Rider, Our liability for this Rider shall be limited to an amount equal to the excess of the total monthly deductions for this Rider less any premiums being refunded under the Suicide Provision of the Policy to which this Rider is attached.


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CHANGE IN AMOUNT                 Subject to Our approval, and upon Written
OF COVERAGE                      Notice, on any Policy Anniversary after this
                                 Rider has been in force for one year, the Owner may request that the Maximum Target

                                 Death Benefit be changed. The Maximum Target
                                 Death Benefit may be increased or decreased.
                                 Only one change in Maximum Target Death Benefit is permitted each year. Any change is subject to the following:

                                 1.   If the Maximum Target Death Benefit is
                                      reduced, any future scheduled increases, other than interest payable on premiums received prior to the effective date of the reduction, will be discontinued.

                                 2.   Any requested increase in the amount of
                                      the Maximum Target Death Benefit or the
                                      interest rate used to accumulate premiums will be subject to Our receipt of satisfactory evidence of insurability and Our acceptance of the risk.

                                 3. Any decrease in the Maximum Target Death Benefit will become effective on the Monthiversary on or next following our receipt of Written Notice.

                                 4. Any increase in the Target Death Benefit will become effective on the Monthiversary on or next following our acceptance of Your satisfactory evidence of insurability.

                                 Following any change in the Target Death
                                 Benefit, We will provide the Owner with a new Target Death Benefit Schedule reflecting all changes.

DECREASE IN                      Any future scheduled increases in the amount of
SPECIFIED AMOUNT                 the Target  Death  Benefit  will be
OF RIDER COVERAGE                discontinued if:

                                 (a)  the Specified Amountof the Policy is
                                      reduced through a requested decrease or partial withdrawal; or
                                 (b) coverage under any Primary Insured Rider Plus or Joint Insured Rider is reduced or terminated prior to Your attainment of the age specified in the Termination provision of the Rider.

TERMINATION                      This Rider will terminate on the earliest of:

                                 1.   The Anniversary nearest the Maturity Date;
                                 2.   The date the Policy terminates;
                                 3.   The effective date of any change in the
                                      Death Benefit Option Type under the
                                      Policy;
                                 4. The Monthiversary on which this Rider is terminated by Written Notice from the Owner.

                                 Despite any provision or amendment to the contrary, this Rider will remain in force if the Maturity Date under the Policy is extended. In no event will this Rider continue beyond the date the Policy terminates.

GENERAL This Rider is part of the Policy. It is subject to all the terms of this Rider and the Policy. This Rider has no cash value.

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                                 The monthly deduction for this Rider for the
                                 first Policy Month following the Effective Date is shown on page 4 of the Policy. Monthly deductions after the first Policy Month will be based upon rates not exceeding the rates shown in the Table of Maximum Insurance Rates and applied to the amount of death benefit payable under this Rider.

EFFECTIVE DATE                   This Rider becomes effective on the same date
                                 as the Policy unless a later date is shown here.


                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO

                             /s/ WILLIAM H. GEIGER
                                    Secretary



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                   WESTERN RESERVE LIFE ASSURANCE CO. OF OHIO
                               CLEARWATER, FLORIDA

                        POLICY NUMBER:       01-23456789

                              TARGET DEATH BENEFIT


         POLICY YEAR                  MAXIMUM                  POLICY YEAR                   MAXIMUM
         -----------            TARGET DEATH BENEFIT           -----------            TARGET DEATH BENEFIT
                                --------------------                                  --------------------
          AT ISSUE                   $ XXX,XXX                      33                      $ XXX,XXX
              1                      $ XXX,XXX                      34                      $ XXX,XXX
              2                      $ XXX,XXX                      35                      $ XXX,XXX
              3                      $ XXX,XXX                      36                      $ XXX,XXX
              4                      $ XXX,XXX                      37                      $ XXX,XXX
              5                      $ XXX,XXX                      38                      $ XXX,XXX
              6                      $ XXX,XXX                      39                      $ XXX,XXX
              7                      $ XXX,XXX                      40                      $ XXX,XXX
              8                      $ XXX,XXX                      41                      $ XXX,XXX
              9                      $ XXX,XXX                      42                      $ XXX,XXX
             10                      $ XXX,XXX                      43                      $ XXX,XXX
             11                      $ XXX,XXX                      44                      $ XXX,XXX
             12                      $ XXX,XXX                      45                      $ XXX,XXX
             13                      $ XXX,XXX                      46                      $ XXX,XXX
             14                      $ XXX,XXX                      47                      $ XXX,XXX
             15                      $ XXX,XXX                      48                      $ XXX,XXX
             16                      $ XXX,XXX                      49                      $ XXX,XXX
             17                      $ XXX,XXX                      50                      $ XXX,XXX
             18                      $ XXX,XXX                      51                      $ XXX,XXX
             19                      $ XXX,XXX                      52                      $ XXX,XXX
             20                      $ XXX,XXX                      53                      $ XXX,XXX
             21                      $ XXX,XXX                      54                      $ XXX,XXX
             22                      $ XXX,XXX                      55                      $ XXX,XXX
             23                      $ XXX,XXX                      56                      $ XXX,XXX
             24                      $ XXX,XXX                      57                      $ XXX,XXX
             25                      $ XXX,XXX                      58                      $ XXX,XXX
             26                      $ XXX,XXX                      59                      $ XXX,XXX
             27                      $ XXX,XXX                      60                      $ XXX,XXX
             28                      $ XXX,XXX                      61                      $ XXX,XXX
             29                      $ XXX,XXX                      62                      $ XXX,XXX
             30                      $ XXX,XXX                      63                      $ XXX,XXX
             31                      $ XXX,XXX                      64                      $ XXX,XXX
             32                      $ XXX,XXX                     65+                      $ XXX,XXX

The Target Death Benefit is the lesser of the Maximum Target Death Benefit shown above, or the total of all premiums actually paid while this Rider is in force credited with interest at an annual effective interest rate of [10%] from the premium payment date to the policy anniversary date following the date of Your death.

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